UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on March 1, 2015, Cardinal Health, Inc. (the “Company”) entered into a binding offer letter (the “Offer Letter”) with Ethicon, Inc. (“Ethicon”), a wholly-owned subsidiary of Johnson & Johnson, pursuant to which the Company made a binding offer (the “Offer”) to purchase certain assets of the Cordis business of Johnson & Johnson, for a purchase price of $1,944 million in cash, subject to certain adjustments and on a cash-free, debt-free basis (the “Acquisition”). The assets of Johnson & Johnson subject to the proposed Acquisition relate to the development, manufacture and distribution of medical devices for use in connection with interventional cardiology and endovascular procedures (the “Business”).

Pursuant to the terms of the Offer Letter, following the conclusion of statutory information or consultation processes in connection with the Acquisition by the employees’ representative bodies of Ethicon and its affiliates in France and Germany, on May 27, 2015, Ethicon accepted the Company’s offer and Ethicon countersigned the Stock and Asset Purchase Agreement (the “Purchase Agreement”) with respect to the Acquisition, previously executed by the Company. Completion of the Acquisition remains subject to the satisfaction or waiver of customary closing conditions, including, among other things, receipt of antitrust clearance in specified jurisdictions and the transfer of product registrations used to market the products or the making of other satisfactory arrangements with respect to the marketing and distribution of the products. The Company has received antitrust clearances in the United States, Germany and Spain and has filed for antitrust clearance in China. The Acquisition is expected to close in approximately 20 principal countries towards the end of calendar year 2015 and in the remaining countries afterward.

The foregoing summary of the Purchase Agreement and the transactions contemplated by the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Purchase Agreement and the above description have been included to provide investors and security holders with information regarding the terms of the Acquisition. They are not intended to provide any other factual information about the Company, the Business, Johnson & Johnson or their respective subsidiaries, affiliates, businesses or equityholders. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties and may be subject to limitations agreed upon by the parties, including being qualified by schedules and other disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, the Business, Johnson & Johnson or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, investors should read the representations and warranties in the Purchase Agreement only in the context of the transactions contemplated by the Purchase Agreement that the Company includes in reports, statements and other filings that it makes with the U.S. Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Stock and Asset Purchase Agreement, dated March 1, 2015, between Ethicon, Inc. and the Company†

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

Cautionary Statement Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements addressing the Acquisition and the other transactions contemplated in the Purchase Agreement and any other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the ability to successfully complete the Acquisition on a timely basis, including receipt of required regulatory clearances; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the Acquisition; or the satisfaction of certain conditions to the completion of the Acquisition. This current report on Form 8-K reflects management’s views as of May 28, 2015. Except to the extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL HEALTH, INC.

Dated: May 28, 2015	By:	/s/ Stephen T. Falk
	Name:	Stephen T. Falk
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Stock and Asset Purchase Agreement, dated March 1, 2015, between Ethicon, Inc. and the Company†

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the U.S. Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.